Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: June 15, 2018

Media Relations

CONTACT: Lindsay Fennell

PHONE: 724-539-4933

Investor Relations

CONTACT: Kelly Boyer

PHONE: 412-248-8287

KENNAMETAL CFO JAN KEES VAN GAALEN TO RETIRE

PITTSBURGH, Pa., June 15, 2018 – Kennametal Inc. (NYSE: KMT) today announced that Vice President and

Chief Financial Officer Jan Kees van Gaalen will retire from the company in September 2018.

“Jan Kees has served the company well as CFO since 2015,” said President and CEO Christopher Rossi. “He was instrumental in helping improve the company’s cost structure and driving the current strategy of simplification, growth and modernization while providing focus on strong operating cashflows, a conservative balance sheet and investment grade ratings.”

“I want to thank Jan Kees for his contributions to the company and certainly wish him well with his future endeavors,” he added.

Mr. van Gaalen joined the company in September 2015, and has served as vice president and chief financial officer since that time. The company has engaged an external firm to assist in the search for a successor candidate.

About Kennametal

Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com